Exhibit 99(n)
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Ohio National Life Assurance Corporation:
We consent to use of our reports for Ohio National Variable Account R dated February 18, 2008, and for Ohio National Life Assurance Corporation dated April 30, 2008, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 14 to File No. 333-40636. The report of KPMG LLP covering the December 31, 2007 financial statements and schedules of Ohio National Life Assurance Corporation refers to a change in the method of quantifying errors in 2006.
/s/ KPMG LLP
Columbus, Ohio
April 30, 2008